Registration Statement No. 333-127963-01
                                    DaimlerChrysler Auto Trust 2006-A ("issuer")

DaimlerChrysler Auto (DCAT) 2006-A
Joint-Bookrunners: Barclays Capital/Citigroup/Deutsche Bank Securities Co-Managers: BoA, BearStearns, HSBC and JPM

           SIZE     AVG                              MATURITY         BENCH
CLS         MMs    LIFE    S&P/FTCH      WNDW    EXPCT     LEGAL      MARK     PxGdx    STATUS
A-2     $485.00    0.90    AAA/AAA       5-17    08/07     10/08      EDSF        -3    SUBJECT

A-3     $510.00    2.10    AAA/AAA      17-35    02/09     05/10      i-SWAPs     -3    SUBJECT

A-4     $159.80    3.18    AAA/AAA      35-39    06/09     01/11      i-SWAPs     +0    SUBJECT

B        $45.20    3.25    A/A+         39-39    06/09     09/12      i-SWAPs    +13    Citi-
                                                                                        SoleMgr

*> Expected Settlement Date:
*> First Interest Payment  :  04/08/06
*> All classes are expected to be ERISA *> Co-Mgr Retention: $25mm A-2's; $25mm A-3's; and $10mm A-4's

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.